Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of B. Riley Principal 150 Merger Corp. on Form S-4 Amendment No. 2 File No. 333-262047 of our report dated March 14, 2022, which includes an explanatory paragraph as to the FaZe Clan, Inc.’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of FaZe Clan, Inc. as of December 31, 2021 and 2020 and for the years ended December 31, 2021 and 2020, which report appears in the Proxy Statement / Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Proxy Statement / Prospectus.

/s/ Marcum LLP

Marcum LLP

Costa Mesa, California

April 27, 2022